PROGRAM LICENSE AGREEMENT (SOURCE CODE)

This document describes a Source Code Licensing Agreement between VOLUMETRIX of Ashdown Court, The Square, Forest Row, East Sussex RH18 5EZ and XOX CORPORATION INC of 1450 Energy Park Drive, Suite 120, St Paul, MN 55108 USA.

This Agreement consists of:

         (1) the accompanying Terms and Conditions and

         (2) one (1) or more Program Descriptions adopted from time to time with reference to this Agreement.

A separate Program Description will apply to each Program licensed from VoluMetrix under this Agreement. The Program Description will identify the Program and indicate the License Fees, Term of License, and implementation Schedule for that Program.

WHEREAS, XOX has incorporated the Programs described in the Program Description into its products for resale to third parties under an existing Reseller Agreement with VM.

WHEREAS, VoluMetrix has created the programs described in the Program Description specifically for incorporation into a product created by XOX for non-exclusive resale by XOX under an existing Reseller Agreement.

WHEREAS, VoluMetrix and XOX agree to terminate the existing Reseller Agreement.

WHEREAS, VoluMetrix and XOX agree to separate their interests by the licensing of the Source Code of the product described in Product Description, as incorporated into XOX's product.

WHEREAS, VoluMetrix and XOX agree to complete confidentiality.

BY SIGNING BELOW, IT IS AGREED THAT THIS AGREEMENT, INCLUDING THE ACCOMPANYING TERMS AND CONDITIONS, AND THE PROGRAM DESCRIPTIONS ADOPTED HEREUNDER, IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT SHALL BECOME EFFECTIVE WHEN IT AND AN INITIAL PROGRAM DESCRIPTION ARE ACCEPTED AND EXECUTED BY YOU AS THE CUSTOMER AND APPROVED AND EXECUTED BY VOLUMETRIX.

Approved:                                    Accepted:
VOLUMETRIX                                   XOX CORPORATION INC

By: /s/ D.L. Cram                            /s/ Lawrence McGraw
Authorized Representative                    Authorized Representative



                              TERMS AND CONDITIONS
 1.      DEFINITIONS


"XOX" means the single customer organization signing this Agreement, namely XOX CORPORATION INC of 1450 Energy Park Drive, Suite 120, St Paul, MN 55108 USA.

"VM" means the Licensor signing this Agreement, namely VOLUMETRIX of Ashdown Court, The Square, Forest Row, East Sussex RH18 5EZ UK.

The "Source Code" of the Program(s) means the Program(s) written in programming languages, such as C, including all comments and procedural code, such as job control language statements, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and accompanied by documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Program(s) in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the Program(s) without undue experimentation.

"End-User Materials" means documentation that describes the function and use of each Program in sufficient detail to permit use of the program.

"Test harness" means a method of testing the correct operation of the compiled source code.

A "Derivative Work" means a work that is based on one or more pre-existing works, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which such pre-existing works may be recast, transformed, or adapted. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a pre-existing work.

An "Affiliate" means any corporation, partnership, joint venture, or other entity (1) as to which XOX own or control, directly or indirectly, stock or other interest representing more than twenty-five percent (25%) of the aggregate stock or other interest entitled to vote on general decisions reserved to the stockholders, partners, or other owners of such entity; (2) if a partnership, as to which XOX or another Affiliate is a general partner; (3) to which XOX provide substantial management services under contract; or (4) that XOX otherwise control or assist in matters of management and operations.

"Program 1 " means source code known to XOX as a voxel rendering library called the VVL, which XOX has successfully incorporated into it's products.

"Program 2" refers the source code for a program which has not yet been written which will provide a perspective view within an OPenGL and voxel scene, which will permit effective zooming by redisplay of both the OpenGL scene and voxel overlay as is, or within a view port.

2.       AFFILIATES

Unless otherwise provided in the Program Description, XOX's rights and licenses hereunder may extend to the benefit of XOX's Affiliates, provided that they assume and abide by the obligations and restrictions established hereunder.

3.      COPYING OF PROGRAMS AND END-USER MATERIALS

VM grants XOX a non-exclusive license to copy and distribute internally (including to Affiliates) the Program(s) and related End-User Materials listed below in support of XOX's use of the Program(s) as provided in Paragraphs 4, and 5 hereof.

4.       USE OF SOURCE CODE

VM grants XOX a non-exclusive license in and to the Program(s), in Source Code form, to:

         1.  Use the Source Code to prepare Derivative Works of each Program.

         2. Assemble or compile additional copies of each Derivative Work in Object Code form.

VM requires that the Program(s), User Documentation and Test Harness are returned to VM after creation of the Derivative Work and not later than 30 days after delivery.

5.       DERIVATIVE WORK

VM grants XOX the right to create a Derivative Work from Program(s), and all rights of ownership of this Derivative Work pass to XOX and XOX's Affiliates.

All references to VoluMetrix (or it's predecessor Fairfield Imaging) will be removed from the Derivative Work by removing direct references by name or references by abbreviation or mnemonics.

6.       DELIVERY

Unless otherwise provided in the pertinent Program Description, VM will deliver to XOX one (1) full set of Program 1 and related documentation in Source Code form, and one (1) set of End-User Materials, and one (1) copy of the Test Harness for testing the VVL functions relating to Program 1 within five (5) business days after the date of execution of this Agreement. Unless otherwise provided in the pertinent Program Description, delivery shall be complete when such materials are transferred to a representative of XOX.

Unless otherwise provided in the pertinent Program Description, VM will deliver to XOX one (1) full set of Program 2 and related documentation in Source Code form, and one (1) set of End-User Materials, and one (1) copy of the Test Harness capable of testing all functions relating to Program 2 within three (3) months after the date of execution of this Agreement. Unless otherwise provided in the pertinent Program Description, delivery shall be complete when such materials are transferred to a representative of XOX.

7.       INSTALLATION AND SUPPORT

VM will not be responsible for delays caused by events or circumstances beyond its reasonable control. XOX are responsible for obtaining computers and operating systems compatible with the Program(s), as shown in the technical specifications for each Program. Installation shall be the responsibility of XOX but shall not be affected any warranties still in effect under Paragraph 16.

VM will provide support to XOX programmers for a period of thirty days after delivery of Program(s). This support will be limited to telephone support during VM office hours and will only extend to explanations of the working of the source code and will specifically not extend to additions to the source code or supporting interactions with XOX's development of the source within the Derivative Work.

8.       LICENSE FEES

XOX agrees to pay US$50,000 (50% of the total) of the License Fees for XOX's license of Program 1 upon execution of the Agreement. US$50,000 (50% of the total) upon delivery of Program 2.

9.       OTHER CHARGES

License fees do not include travel and living expenses for implementation meetings, installation and training, file conversion costs, optional products and services, consulting services, shipping charges, or the costs of any recommended hardware. XOX agree to pay such fees and costs, when and as the services are rendered and the expenses incurred, as invoiced by VM. VM reserves the right to require prepayment or advance deposit for services or expenses in some instances. XOX are also responsible for sales or use taxes and state or local property or excise taxes associated with XOX's licensing, possession, or use of the Program(s).

10.      PAYMENT METHOD

The method of payment in the case of both Program 1 and Program 2 will be payment at delivery by bankers draft or other convertible means of cash delivery.

11.      MAINTENANCE AND CONSULTING

VM's responsibility to maintain Program 1 and Program 2 shall end 30 days after delivery of the Program(s) unless XOX enter into a Software Maintenance Agreement offered by VM. This maintenance will include replying to usage level questions for this period of time, but will not include the extension of functionality. The source code is delivered in it's complete form. In the event that XOX request consulting services that are beyond the scope of this Agreement and the Software Maintenance Agreement, VM may provide such services or recommend appropriate outside consultants. In all cases, fees for such services will be charged at VM's standard rates and XOX will be responsible to pay such fees, plus any necessary travel and living expenses.

12.      CUSTOMER RESPONSIBILITIES

         XOX are responsible for the following actions:

         1. Determining whether the Program(s) will achieve the results XOX desire;

         2. Procuring, installing, and operating computers and operating systems to run the Program(s);

         3. Providing a proper environment and proper utilities for the computers on which the Program(s) operate, including an uninterrupted power supply;

         4. Selecting and training XOX's personnel so they can operate computers and so they are familiar with the concepts embodied, and the data that serve as input and output for the Program(s); and

         5. Establishing adequate operational backup provisions in the event of a defect or malfunction that renders the Program(s) or the computer systems on which they run nonoperational.

VM reserves the right to charge additional service fees if an operator seeks assistance with respect to such basic information or any other matters not directly relating to the operation of the Program(s). VM does not hold itself out as a professional expert and adviser regarding XOX's computer or information needs. VM is not responsible for obsolescence of the Program(s) that may result from changes in XOX's requirements.

13.      PROPRIETARY PROTECTION

VM shall have sole and exclusive ownership of all right, title, and interest in and to the Program(s) and User Materials, all copies thereof, and all modifications and enhancements thereto (including ownership of all copyrights and other intellectual property rights pertaining thereto), subject only to the right and license expressly granted to XOX herein. This Agreement does not provide XOX with title or ownership of the Program(s), but only a right of limited use.

XOX shall have sole and exclusive ownership of all right, title, and interest in and to the Derivative Works.

14.      LIMITATIONS ON USE

XOX may not use, copy, modify, or distribute the Program(s) (electronically or otherwise) or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized in this Agreement, an applicable Program Description, or a separate written agreement signed by VM. Except as provided for Affiliates in Paragraph 2, XOX's license may not be transferred, leased, assigned, or sublicensed without VM's prior written consent, except for a transfer of the Program(s) in their entirety to a successor in interest of XOX's entire business who assumes the obligations of this Agreement. XOX authorize VM to enter XOX's premises in order to inspect the Program(s) during regular business hours to verify compliance with the terms of this Agreement.

15.      CONFIDENTIALITY OF SOURCE CODE

XOX agree to maintain in confidence the Source Code version of the Program(s) by using at least the same physical and other security measures as you use for your own confidential technical information and documentation. XOX further agree not to disclose the Source Code version of the Program(s), or any aspect thereof, to anyone other than employees or contractors who have a need to know or obtain access to such information in order to support XOX's authorized use of the Program(s) and are bound to protect such information against any other use or disclosure. These obligations shall not apply to any information generally available to the public, ascertainable based on the operation of the Object Code version of the Program(s) or use of the End-User Materials, independently developed or obtained without reliance on VM's information, or approved for release by VM without restriction.

16.      WARRANTY

VM warrants for a period of thirty (30) days after installation of each Program, for XOX's benefit alone, that such Program, when operated with the equipment configuration and in the operating environment specified by VM, will perform substantially in accordance with the technical specifications included or referred to in the applicable Program Description. VM does not warrant that the Program will be error-free in all circumstances. In the event of any defect or error covered by such warranty, XOX agree to provide VM with sufficient detail to allow VM to reproduce the defect or error. As XOX's exclusive remedy for any defect or error in the Program(s) covered by such warranty, and as VM's entire liability in contract, tort, or otherwise, VM will correct such error or defect by fixing the defect or, after a reasonable effort to no avail, then by issuing corrected instructions, a restriction, or a bypass. However, VM is not responsible for any defect or error not reported during the warranty period or any defect or error in a Derivative Work which XOX has created, modified, misused, or damaged. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH, VM SHALL HAVE NO LIABILITY FOR THE PROGRAM(S) OR ANY SERVICES PROVIDED, INCLUDING ANY LIABILITY FOR NEGLIGENCE; VM MAKES AND XOX RECEIVE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION; AND VM SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

17.      LIMITATION OF LIABILITY; EXCLUSIVE OF CONSEQUENTIAL DAMAGES

The cumulative liability of VM to XOX for all claims relating to the Program(s) and any services rendered hereunder, in contract, tort, or otherwise, shall not exceed the total amount of all license fees paid to VM for the relevant Program(s). This limitation shall not apply to the indemnification provided in Paragraph 18. In no event shall either party be liable to the other for any consequential, indirect, special, or incidental damages, even if such party has been advised of the possibility of such potential loss or damage. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the success or effectiveness of other remedies.

18.      INDEMNIFICATION.

If a third party claims that the Program(s) infringe any US patent, copyright, or trade secret, VM will (as long as XOX are not in default under this Agreement or any other agreement with VM) defend XOX against such claim at VM's expense and pay all damages that a court finally awards, provided that XOX promptly notify VM in writing of the claim, and allow VM to control, and cooperate with VM in the defense or any related settlement negotiations. If such a claim is made or appears possible, VM may, at its option, secure for XOX the right to continue to use the Program(s), modify or replace the Program(s) so they are noninfringing, or, if neither of the foregoing options is available in VM's judgment, require XOX to return the Program(s) for a credit equal to the portion of previously paid license fees allowable to the remaining term of your license. THIS PARAGRAPH STATES VM'S ENTIRE OBLIGATION TO XOX WITH RESPECT TO ANY CLAIM OF INFRINGEMENT.

VM has no obligation for any claim based on a Derivative Work of the Program(s) or their combination, operation, or use with any product, data, or apparatus not provided by VM.

19.      DEFAULT

Should XOX fail to pay any fees or charges due hereunder or fail to carry out any other obligation under this Agreement or any other agreement with VM, VM may, at its option, in addition to other available remedies, terminate this Agreement, provided that it first gives XOX fifteen (15) days' prior notice in order to permit XOX to cure the default.

21.      NOTICES

All notices or other communications required to be given hereunder shall be in writing and delivered either personally or by mail, certified, return receipt requested, postage prepaid, and addressed as provided in this Agreement or as otherwise requested by the receiving party. Notices delivered personally shall be effective upon delivery and notices delivered by mail shall be effective upon their receipt by the party to whom they are addressed.

22.      GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of England as it applies to a contract made and performed in such country.

23.      MODIFICATIONS AND WAIVERS

This Agreement may not be modified except by a writing signed by authorized representatives of both parties. A waiver by either party of its rights hereunder shall not be binding unless contained in a writing signed by an authorized representative of the party waiving its rights. The nonenforcement or waiver of any provision on one (1) occasion shall not constitute a waiver of such provision on any other occasions unless expressly so agreed in writing. It is agreed that no use of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement.


                               PROGRAM DESCRIPTION

PROGRAM 1

Program 1 is a library for orthographic rendering of regular grid voxel data with user specified color map and opacity map. It is based upon the VoluMetrix Voxel Library (VVL, a proprietary API to enable the application programmer to composite voxels on top of an existing image). It is assumed that the polygon rendering is performed by software other than the VVL. The VVL is designed to integrate easily with OpenGL. The VVL provides the ability to create and destroy 1, 2 and 3D images as well as zooming the images produced by rendering. A wide variety of pixel formats is available as 1, 2, and 3-D images.

The main functionalities are:

1.       BTF voxel rendering as available in the VVL used by XOX.

2.       BTF opaque voxel planes for insertion into volume data.

3.       BTF voxel lighting ANSI X3H3.8 (PIK) standard.

4.       Integer zoom of the volume by pixel replication (x2, 3, 4).

5.       Floating point zoom.

Computer configuration recommended: Win 32 or UNIX available memory requirement 1.5X data volume size.

PROGRAM 2

Perspective rendering of regular grid voxel data with user specified color map and opacity map. The main functions are:

1. BTF voxel rendering with a voxel rendering rate achieved with currently available technology.

2.       BTF opaque voxel planes for insertion into volume data.

3.       BTF voxel lighting to an appropriate standard.

4.       Integer zoom of the volume by pixel replication.

5. Floating point zoom of the voxel data rendering that includes clipping the volume to viewport.

Computer configuration recommended: Win32 or UNIX. System requirement is that OpenGL is installed. Memory requirement: not determined, but expected to be 2-3X data volume size.


Date:                  31/10/96

                        Between


Name:     VOLUMETRIX
Address:  Ashdown Court
          The Square
          Forest Row
          East Sussex RH18 5EZ




Principal Contact:  D.L. Cram

                            And

Customer Name XOX CORPORATION INC
Address:  1450 Energy Park Drive
          Suite 120
          St Paul
          MN 55108


Principal Contact:  L.W. McGraw